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                                                                    EXHIBIT 99.2



                                      PROXY

         The undersigned stockholder of Mountain West Bank appoints ____________ to vote as the undersigned's proxy, with the power to appoint his substitute, and hereby authorizes said proxy to represent and to vote, all of the shares of common stock of Mountain West Bank held of record by the undersigned at the special meeting of stockholders of Mountain West Bank to be held in Coeur d'Alene, Idaho on ____________, 2000, or at any adjournment thereof, upon the following matters:

1. To approve the Plan and Agreement of Merger between Glacier Bancorp, Inc. and Mountain West Bank dated as of September 9, 1999, pursuant to which Mountain West Bank will merger with a newly-formed subsidiary of Glacier Bancorp, Inc. Following the merger, Mountain West Bank will be owned by Glacier Bancorp, Inc.

         Please mark only one of the following options:

                  [ ] For           [ ] Against

2. In his discretion, on such other business as may properly come before the meeting or any adjournment thereof.

         This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for proposal No. 1.

         The undersigned may revoke this Proxy before its exercise at the special meeting by (i) giving written notice of such revocation to Kim Jacklin, Secretary, Mountain West Bank, at 125 Ironwood Dr., Coeur d'Alene, ID 83816-1059, or (ii) by oral or written request of the undersigned at the special meeting. Please note that attendance at the special meeting by a stockholder who has executed or has delivered a valid proxy will not itself revoke that proxy.

         Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. Anyone signing as corporate officer, executor, administrator, trustee, guardian, or in another representative capacity should indicate office or capacity.

Dated: ________________________, _____ .


                                       _________________________________________

                                       _________________________________________


Please mark, sign, date and return this Proxy promptly using the enclosed envelope.



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